Exhibit 2.02

EARN-OUT AGREEMENT

This Agreement is entered into by and between Asante Technologies, Inc., a Delaware corporation ("Asante"), TechnoConcepts, Inc., a Colorado corporation ("Techno") and Asante Acquisition Corp., a Nevada corporation ("AAC"), as of the date of the Agreement And Plan Of Acquisition between the same parties (which bears a date as of February 25, 2005) (hereinafter, the "Acquisition Agreement"), and upon the terms and conditions set forth herein. This Agreement is referred to in the Acquisition Agreement and hereinafter as the "Earn-out Agreement."

1.

Pursuant to the Acquisition Agreement, all assets of Asante acquired by Techno ("Asante Assets") shall be sold, transferred and conveyed to AAc.

2.

All Asante Assets shall be maintained by Techno in AAC, and shall not be sold, transferred or conveyed by AAC, except in the ordinary course of business, until July 1, 2007, without the express written consent of Asante.

3.

In the event AAC's "Net Sales" attributable to the period from July 1, 2005 through and including June 30, 2006 ("First Period") are at least $20,000,000, Techno shall issue to Asante, or its assignee(s), common stock of Techno with a "Market Value" equal to $1,500,000.

4.

In the event AAC's "Net Sales" attributable to the period from July 1,  2006 through and including June 30, 2007 ("Second Period") are at least $30,000,000, Techno shall issue to Asante, or its assignee(s), common stock of Techno with a "Market Value" equal to $1,500,000.

5.

"Net Sales" as used herein shall mean revenue from product sales to customers, which shall be recognized only when a definite. arrangement exists,  the product has been shipped to the customer, acceptance terms, if any, have been fulfilled, no significant contractual obligations remain outstanding, the price is fixed or determinable, and collection is considered probable, provided that the other conditions of sale as established by the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104 are satisfied; less the following deductions: (1) reserves that shall be provided for estimated returns at the time the related revenue is recorded (The parties recognize that sales to distributors are generally subject to agreements allowing  certain rights of return and price protection with respect to unsold merchandise held by the distributor. Reserves for distributor returns shall be established based on historical returns experience at the time the related revenue is recorded. Reserves for price protection shall be established based on actual price reduction programs. Additionally, reserves shall be recognized for incentive rebates to distributors, warranty obligations and cooperative advertising at the time the related revenue is recorded.); (2) trade, distribution, cash and quantity discounts and sales commissions; (3) taxes on sales, such as sales or use taxes to the extent added to the sales price and set forth separately as such

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in the total amount invoiced; (4) freight, insurance and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount invoiced; and (5) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions, chargebacks or rebates.

6.

"Market Value" as used herein shall be determined by using the average closing bid price for Techno common stock for the last ten trading days prior to the close of the First Period and Second Period, respectively, by the auditors of the financial statements of AAC whose decision thereon shall be final.

7.

The calculation of Net Sales and the number of shares of Techno stock to which Asante may be entitled shall be made by the regular auditors of AAC.

8.

Any and all shares to which Asante may become entitled hereunder shall be delivered by Techno to Asante no later than 120 days following the close of the First Period and the Second Period, respectively.  The undersigned each warrant and represent that they have the requisite authority to enter into this Earn-out Agreement on behalf of the entity on whose behalf they have executed below, and that such action has been duly authorized by such entity.

ASANTE TECHNOLOGIES, INC.

By: ____________________________________________

Jeff Y. Lin

Chief Executive Officer

TECHNOCONCEPTS, INC.

By: ____________________________________________

Anthony E. Turgeon

Chief Executive Officer

ASANTE ACQUISITION CORP.

By: ____________________________________________

Jeff Y. Lin

President

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